Exhibit 10.7

April 15, 2011

John Caparella

Dear John,

Las Vegas Sands Corp. (“The Company”) is very pleased to offer you the position of President & Chief Operating Officer of The Venetian, Sands Expo & Convention Center and The Palazzo, Las Vegas (“President”).

On your mutually agreed start date, which is anticipated to be May 2, 2011, you will report directly to me, President & Chief Operating Officer, Las Vegas Sands Corp. The initial term of your employment will be three (3) years, the specifics of which will be included in the Employment Agreement that will be prepared to formalize this offer, following your acceptance thereof. As compensation for services rendered during your employment, you shall receive a base salary of $68,750 per month payable in equal installments every two weeks or otherwise in accordance with the regular Company payroll. You will also be eligible to participate in the Company’s annual discretionary management incentive program (MIP), which is designed to reward you for the Company’s achievement of financial objectives as well as achievement of your personal objectives based upon the degree to which the objectives are met. The MIP plan year runs concurrent with the calendar year and, should there be any MIP payout, such payout would not be issued until the end of the first quarter of the year following the MIP plan year. Your current target bonus opportunity under the MIP is up to 50% of your base salary and is based upon your level within the Company.

In your position you will perform such duties as described in the attached Position Profile and that I may assign from time to time. In addition to your daily responsibilities, you will be required to follow and enforce the Company’s policies and procedures in effect, comply with all of LVS’s policies and procedures presently in effect or as adopted and/or modified from time to time.

The Company will pay your moving expenses to relocate you from Longboat Key, FL to Las Vegas, NV, according to The Las Vegas Sands Corporation Domestic Relocation Policy (including the additional items described below) and the Relocation Repayment Agreement, a copy of which will be given to you. This includes: transport of up to three (3) cars; packing, shipping, unpacking and temporary storage of household goods for up to ninety (90) days, up to 90 days of temporary living (no more than 60 days housing on property), a settling in allowance of $5,000, two house hunting trips and grossed-up relocation expenses (when these expenses are non-deductible). You will be provided with a rental car should your automobiles be in transit.

In addition to the monetary benefits listed above, you shall be entitled to participate in all fringe benefits programs available to other employees of similar level of responsibility including group medical and dental insurance, life and disability insurance, and a 401(k) retirement plan, details of which will be provided to you. You will be eligible to participate in our group medical, dental, life insurance and short term disability coverage on the first of the month following successful completion of your introductory period and will be eligible to participate in the Company’s paid time off plan beginning on your first day of employment. Given the introductory period for health benefits is ninety (90) days, upon the express condition that you continue to work for the Company during such introductory period, the Company will reimburse you for COBRA premiums remitted by you to your prior employer until such time as you become eligible to participate in the Company’s health plan provided you furnish evidence that you have made such payments. Additionally, you will be eligible to participate in The Company’s paid time off plan (“Flexday Policy”) beginning on your first day of employment. You will receive three (3) weeks of paid vacation each year during your employment. You will also be given membership to one of our local Country Club & Golf Clubs, and, the Company will pay for or reimburse all of your reasonable business expenses, subject to LVS policy. You will also be provided with a laptop and reimbursement of your monthly cell phone/PDA bill at Company expense.

John Caparella

April 15, 2011

You will be considered for participation in the Company’s Equity Award Plan and in connection with such consideration, we will recommend that the Compensation Committee of the Board of Directors of Las Vegas Sands Corp. (“LVS”), which administers and has the sole decision making authority with respect to the LVS 2004 Equity Award Plan (“Plan”), grant you 25,000 restricted shares and grant you a non-qualified option to purchase shares of LVS common stock in the amount of 30,000 shares. All grants and number of shares associated therewith are determined within the sole, absolute, and unfettered discretion of the Compensation Committee of the Board of Directors of LVS. The terms of the grant are set forth in the Shares Agreement and are subject to the provisions of the Plan. The restricted shares and options will vest over 3 years, with 50% of shares vesting at the end of the second year following the Date of Grant, and the remaining 50% of shares vesting at the end of the third year following the Date of Grant. In addition, vesting accelerates if terminated not for cause.

In the event you are required to obtain any gaming or other licenses or approvals in connection with your employment, you will be expected to comply with all applicable governmental or regulatory requirements issued by the respective authority.

It is contemplated that your employment with the Company will be successful for both you and the Company. Notwithstanding the foregoing, you understand that you are being offered employment “at will,” and so either you or the Company may at any time during the term of your employment terminate such employment with or without cause or notice.

In the event the Company terminates you without cause during the first year of your employment, your will be entitled to continuation of your monthly base salary for a period of six (6) full months. In the event the Company terminates you without cause during your second year of employment, your will be entitled to continuation of your monthly base salary for a period of three (3) months. If change of control or change of present management (Michael A. Leven, Sheldon G. Adelson) occurs, you will receive six (6) months’ severance for the balance of your contract. Each of these arrangements represents a “Base Salary Continuation.” Notwithstanding the foregoing, during the period of any Base Salary Continuation you would be expected to exercise due diligence in securing other employment and obligated to timely notify the Company in writing should you secure a new position with a different employer. Further, in the event you separate from the Company without cause or you resign for good reason, the Company will reimburse you for any COBRA payments you make, subject to the submission of the aforementioned documentation, during the Base Salary Continuation period, or until coverage received through employment with another organization has become effective.

Upon termination of your employment for any reason, all papers and documents in your possession, electronic or hard copy, or under your control belonging to the Company, or obtained or prepared by you in the course and scope of your employment, must be promptly returned to the Company. Moreover, in addition to proprietary information you may obtain during employment with the Company during the course of your employment, you may be required to create or modify works or perform acts that create intellectual property rights, including any such rights protected by an applicable law related to copyrights, patents or any other form of intellectual property (“IP Rights”). In return for the compensation to be paid to you as an employee and as a condition of this offer of employment, you also agree to execute any form of assignment of the IP Rights to LVS as may be required by the Company to perfect and enforce the assignment of the IP Rights whether during or after your employment with the Company.

At the time of termination, regardless of reason, you will in good faith take all reasonable steps to assure that your work is efficiently transitioned to the Company.

During the period of your employment, you will faithfully and diligently devote all of your business and professional time, attention, energy, experience and ability to promote the business and interests of the Company. While employed by the Company, you will not engage in any other employment, occupation, consultation or business pursuit which would interfere with or take time away from the discharge of your employment responsibilities without the prior written consent of the Company. You further agree that you will not, either during or after your employment with the Company, disclose or communicate to any third party any confidential or proprietary information which was learned or acquired by you as a result of your employment relationship with the Company and which is owned by or pertaining to the Company, its parent entity, any of its affiliates or subsidiaries or any of the directors, officers, employees, and or agents thereof, or Sheldon G. Adelson, except to the extent necessary in the ordinary course of performing your duties while employed. Upon termination of your employment for any reason, all papers and documents in your possession or under your control belonging to the Company, or obtained or prepared by you in the course and scope of your employment must be promptly returned to the Company.

John Caparella

April 15, 2011

You warrant that you have the full power and authority to accept this position and perform according to the terms of herein specified, and have no disability or obligation, express or implied, to any other party, including former employers, that prevents you from entering into a formal agreement of these terms, or from complying with all of its provisions to the fullest extent, and represent that no third party approval or consent is necessary for your entry into or performance under a formal agreement with the Company.

Finally, this offer is contingent upon your successful completion of a company compliance background review, mandatory pre-employment drug screening, and attainment of required licensing (if applicable, and completion of reference checks. However, if the results of either the background check or the drug test are unsatisfactory in the exclusive and unreviewable discretion of the Company, subject to any statutory opportunity to dispute certain consumer reports, if any, obtained during the background check, you agree that your employment will be terminated by the Company.

John, I am pleased to have found such an excellent executive for this key position and look forward to you joining our leadership team for the start of what I believe will be a mutually rewarding employment relationship. If you have any questions or concerns regarding this offer, please do not hesitate to contact me.

To accept this conditional offer of employment based upon the terms and conditions herein presented, please sign and return one copy of this letter to me.

Very truly yours,

/s/ Michael A. Leven

Michael A. Leven

President & Chief Operating Officer

Cc:

OFFER AGREED TO AND ACCEPTED:

By:	/s/ John Caparella
John P. Caparella

Date:     /        /